Exhibit 10.2

July 25, 2007

Alfred S. Chuang

Chief Executive Officer and President

Dear Alfred:

The purpose of this letter is to summarize the compensation and other benefits recommended by the Compensation Committee and approved by the Board of Directors in connection with your continued employment as Chief Executive Officer and President of BEA Systems, Inc. Except as otherwise noted, these items apply to the Company’s 2008 fiscal year, beginning February 1, 2007. These items will be paid and/or awarded consistent with the Company’s usual and customary practices, procedures and approval requirements, to which you are subject

•	Cash Compensation

•	Base Salary: $900,000, less applicable withholdings

•	Target Bonus: 100% of base salary, in accordance with the Company’s Fiscal Year 2008 Executive Staff Bonus Plan

•	Equity Compensation

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Option: Option for 1,500,000 shares to be granted in accordance with the Company’s 2006 Stock Incentive Plan and standard form of option agreement. Subject to your approval of this letter, the option will be granted to you in accordance with the Company’s standard equity grant practices with an exercise price equal to the closing market price of the Company’s common stock on the date of grant.

•	Perquisites

•	Reimbursement for Tax/Financial/Estate Planning Assistance: Up to $10,000;

•	Reimbursement for Air Travel: Business-related travel only, consistent with Company policy;

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Use of Company Car/Driver and Related Expenses: For business and/or personal use consistent with past practices, provided that you will be responsible for all tax consequences resulting from any imputed income attributable to personal use in accordance with applicable tax rules;

•	Physical Exam: Consistent with past practices.

•	Other Benefits (e.g., medical, dental, 401(k), vacation, etc.): You will be permitted to participate in the Company’s standard executive and employee benefit plans and programs.

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Conflicting Employment: You will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that could conflict with your obligations to the Company.

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At-Will Employment: Your employment is and will continue to be “at-will.” This means that both you and BEA have the right to terminate your employment at any time, with or without advance notice, and with or without cause. The terms of your employment also may be altered at any time, with or without cause, at the discretion of BEA. No one other than the Board of Directors of BEA has the authority to alter the at-will nature of your employment, to enter into an agreement for employment for a specified period of time, or to make any agreement contrary to BEA’s policy of at-will employment. Any such agreement must be in writing and signed by the Board of Directors or their designee and you. As a result, in the event your employment terminates for any reason, you will not be entitled to any severance, accelerated vesting or other benefits, except as may be provided under the Company’s existing plans and programs or as agreed to in writing at the time. The terms described in this letter shall be the terms of your employment with BEA and shall supersede any prior oral or written agreement, understanding, representation or commitment regarding your employment, except that the Amended and Restated Employment Agreement dated November 2003 remains in effect and is not changed or modified by this letter.

The validity, interpretation, enforceability, and performance of this letter shall be governed by and construed in accordance with the laws of the State of California.

If you have any questions, please do not hesitate to call me.

Very truly yours,

BEA Systems, Inc.

/s/ Richard Schlosberg 8/6/07
Richard T. Schlosberg
Chairman, Compensation Committee
Board of Directors

I acknowledge (i) that I have consulted with or have had the opportunity to consult with counsel of my own choice concerning the terms and conditions set forth in this letter and have been advised to do so by BEA, and (ii) that I have read and understand the terms and conditions of my employment as set forth in this letter, am fully aware of their legal effect, and have entered into it freely based on my own judgment.

/s/ Alfred Chuang
Alfred S. Chuang